SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549





                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. _____________)1

                     Brilliant Digital Entertainment, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  109502 10 4
                             --------------------
                                (CUSIP Number)
                                 -------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                SEC 1745 (2-95)




<PAGE 1>



CUSIP No. 109502 10 4                 13G        Page    1    of    5    Pages




1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sega Ozisoft Pty. Limited

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [   ]

3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

               New South Wales, Australia

               5    SOLE VOTING POWER        780,001


NUMBER OF      6    SHARED VOTING POWER      0
SHARES
BENEFICIALLY
OWNED BY EACH  7    SOLE DISPOSITIVE POWER   780,001
REPORTING
PERSON WITH
               8    SHARED DISPOSITVE POWER  0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    780,001

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     10.8%

12   TYPE OF REPORTING PERSON*

                                      CO



                     *SEE INSTRUCTION BEFORE FILLING OUT!
<PAGE 2>

ITEM 1(A).     NAME OF ISSUER:

               Brilliant Digital Entertainment, Inc.


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               6355 Topanga Canyon Boulevard, Suite 513
               Woodland Hills, California 91367


ITEM 2(A).     NAME OF PERSON FILING:

               Sega Ozisoft Pty. Limited


ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Principal Business Office:
               Building A
               Southern Industrial Estates
               200 Coward Street
               Mascot, New South Wales 2020
               Australia

ITEM 2(C).     CITIZENSHIP:

               New South Wales, Australia


ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.001 per share


ITEM 2(E).     CUSIP NUMBER:

               109502 10 4


ITEM 3.   TYPE OF REPORTING PERSON:

               Not Applicable

     (a)  [   ]     Broker or Dealer registered under Section 15 of the Act,

     (b)  [   ]     Bank as defined in Section 3(a)(6) of the Act,

     (c)  [   ]     Insurance Company as defined in Section 3(a)(19) of the
                    Act,

<PAGE 3>

     (d)  [   ]     Investment Company registered under Section 8 of the
                    Investment Company Act,

     (e)  [   ]     Investment Adviser Registered under Section 203 of the
                    Investment Advisers Act of 1940,

     (f)  [   ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund See 13d -1(b)(1)(ii)(f),

     (g)  [   ]     Parent Holding Company, in accordance with Rule 13d -
                    1(b)(ii)(g) (Note: See Item 7),

     (h)  [   ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(h).



ITEM 4.   OWNERSHIP.

               Included in rows 5 through 9 and 11 on page 2.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.  CERTIFICATION.

               Not Applicable

<PAGE 4>

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 1, 1997
                    ------------------------------------------------------
                                          (Date)


                                      /s/ Kevin Bermeister
                    ------------------------------------------------------
                                         (Signature)


                                      Kevin Bermeister
                    ------------------------------------------------------
                                        (Name/Title)